Exhibit 10.1

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

BY AND AMONG

DEERFIELD CAPITAL CORP.,

BOUNTY INVESTMENTS, LLC

AND

CIFC PARENT HOLDINGS LLC

Dated as of [                    ], 2011

i

AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of [                          ], 2011 (this “Agreement”), is by and among Deerfield Capital Corp., a Maryland corporation (the “Company”), Bounty Investments, LLC, a Delaware limited liability company (“Bounty”), and CIFC Parent Holdings LLC, a Delaware limited liability company (“CIFC Parent,” and together with Bounty, the “Investors”).

WHEREAS, the Company, Bulls I Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“First MergerSub”), Bulls II Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Second MergerSub” and, together with First MergerSub, the “MergerSubs”), CIFC Parent and Commercial Industrial Finance Corp., a Delaware corporation and wholly-owned subsidiary of CIFC Parent (“CIFC”), are parties to the Agreement and Plan of Merger, dated as of December 21, 2010 (the “Merger Agreement”), pursuant to which on or about the date hereof (i) First MergerSub is merging with and into CIFC (the “First Step Merger”), with CIFC continuing as the surviving entity (the “Intermediate Surviving Entity”), (ii) the Intermediate Surviving Entity is next merging with and into Second MergerSub (the “Second Step Merger” and, together with the First Step Merger, the “Merger”) and (iii) in connection with the Merger, the Company is issuing to CIFC Parent 9,090,909 shares of Common Stock and making certain cash payments to CIFC Parent, all in accordance with the terms of the Merger Agreement;

WHEREAS, as of the date hereof, Bounty owns (i) [4,545,455](1) shares of Common Stock and (ii) Senior Subordinated Convertible Notes in the original principal amount of $25,000,000 and due December 9, 2017 (the “Convertible Notes”), which are convertible into shares of Common Stock (the “Conversion Shares”);

WHEREAS, the Investors have the registration rights with respect to the Conversion Shares and the Investor Shares (as defined below) as provided in the Amended and Restated Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”);

WHEREAS, the Company and Bounty are parties to the Stockholders Agreement, dated as of June 9, 2010 (the “Original Agreement”);

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company, CIFC Parent and CIFC to consummate the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, the Company and the Investors desire to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company, the Investor Shares and related provisions concerning the relationship of the Investors with, and their investments in, the Company from and after the Closing (as defined in the Merger Agreement).

(1)  NTD:  To be completed at Closing

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
GENERAL

Section 1.1             Effective Date.  This Agreement shall be delivered at Closing and shall not be effective, and the Parties shall not be bound by any obligations hereunder, until the First Step Merger occurs.  In the event that the First Step Merger fails to occur, this Agreement shall automatically terminate without any action on behalf of any party.

Section 1.2             Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceptance Notice” has the meaning assigned in Section 3.2(b)(ii).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; provided, that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor and no Investor shall be deemed to be an Affiliate of the Company and its Subsidiaries.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Aggregate Cap Percentage” means eighty percent (80%).

“Agreement” has the meaning assigned in the preamble.

“Base Cap Percentage” means (i) in respect of the Bounty Holders, [37.8%], and (ii) in respect of the CIFC Holders, [39.5%].(2)

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of

(2)  NTD:  To equal percentage ownership as of Closing (inclusive of the Conversion Shares) plus 2%

time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  For purposes of this Agreement, (x) a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any “group” (as contemplated by Exchange Act Rule 13d-5(b)) of which such Person or any such Affiliate is or becomes a member; provided, that, notwithstanding the foregoing, no Investor shall be deemed to Beneficially Own the Investor Shares Beneficially Owned by any other Investor solely due to the fact that the Investors constitute a group (as contemplated by Exchange Act Rule 13d-5(b)) and (y) for the avoidance of doubt, Bounty shall be deemed to Beneficially Own the Conversion Shares (assuming all Conversion Shares then issuable pursuant to the Convertible Notes Beneficially Owned by the Bounty Holders are outstanding).  The term “Beneficially Own” shall have a correlative meaning.

“Board” means, as of any date, the Board of Directors of the Company in office on that date.

“Bounty” has the meaning assigned in the preamble.

“Bounty Holders” means, collectively, Bounty and any Person that is both a stockholder of the Company and an Affiliate of Bounty and any successors thereto.

“Bounty Shares” means, as of the applicable measurement date, the sum of the shares of Common Stock and Other Capital Stock Beneficially Owned by the Bounty Holders (including, for the avoidance of doubt, the Conversion Shares assuming all Conversion Shares then issuable pursuant to the Convertible Notes Beneficially Owned by the Bounty Holders are outstanding) and any shares of Common Stock or other securities issued in respect thereof or into which such shares of Common Stock or other securities shall be converted in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations after the date of this Agreement.

“Buyer” has the meaning assigned in Section 3.2(a).

“Cap Percentage” means, in respect of any Investor, a percentage equal to such Investor’s Base Cap Percentage; provided, however, that (i) an Investor’s Base Cap Percentage shall be increased with respect to an acquisition by such Investor of Common Stock, Convertible Notes or Other Capital Stock solely as a result of an Intra-Investor Private Transfer (as hereafter defined) and (ii) to the extent that the sum of all Investors’ respective Base Cap Percentages would exceed the Aggregate Cap Percentage as a result of an Intra-Investor Private Transfer, the selling Investor’s Base Cap Percentage shall be decreased such that the sum of all Investors’ respective Base Cap Percentages would equal the Aggregate Cap Percentage.  “Intra-Investor Private Transfer” means any Transfer by an Investor (or Affiliates thereof) to one or more of the other Investors (or Affiliates of such other Investor) in a private transaction, including a sale pursuant to the right of first refusal or right of first offer contemplated by Section 3.2.

“CIFC” has the meaning assigned in the recitals.

“CIFC CLO Issuer” means each of CIFC Funding 2006-I, Ltd. CIFC Funding 2006-IB, Ltd., CIFC Funding 2006-II, Ltd., CIFC Funding 2007-I, Ltd., CIFC Funding 2007-II, Ltd. CIFC

Funding 2007-III, Ltd. and CIFC Funding 2007-IV, Ltd., and any co-issuer of any of the foregoing.

“CIFC CLO Management Agreements” means the collateral management agreements between CIFC and the CIFC CLO Issuers in effect as of the Closing.

“CIFC Holders” means, collectively, CIFC Parent and any Person that is both a stockholder of the Company and an Affiliate of CIFC Parent and any successors thereto.

“CIFC Parent” has the meaning assigned in the preamble.

“CIFC Shares” means, as of the applicable measurement date, the sum of the shares of Common Stock and Other Capital Stock Beneficially Owned by the CIFC Holders and any shares of Common Stock or other securities issued in respect thereof or into which such shares of Common Stock or other securities shall be converted in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations after the date of this Agreement.

“Closing” means the closing of the transactions contemplated in the Merger Agreement.

“CMA Requirement” means the requirement under each CIFC CLO Management Agreement, if any, that for so long as CIFC is acting as the Collateral Manager (as defined in such CIFC CLO Management Agreement), any one or more of the Collateral Manager, its Affiliates (as defined in such CIFC CLO Management Agreement) and any employees of the Collateral Manager who are Knowledgeable Employees (as defined in Rule 3c-5 of the Investment Company Act) with respect to the applicable CIFC CLO Issuer shall collectively hold beneficial ownership directly or indirectly of not less than a prescribed percentage or amount of, as applicable, the Preferred Shares (as defined in such CIFC CLO Management Agreement) or Income Notes (as defined in such CIFC CLO Management Agreement) issued and outstanding on the applicable closing date.

“CN CDO Issuer” means each of ColumbusNova CLO Ltd. 2006-I, ColumbusNova CLO Ltd. 2006-II, ColumbusNova CLO Ltd. 2007-I and ColumbusNova CLO Ltd. 2007-II.

“Common Stock” means the common stock of the Company, par value $.001 per share.

“Company” has the meaning assigned in the preamble.

“Company CDO Issuer” means each DCM CDO Issuer and each CN CDO Issuer.

“Company CDO Issuer Documents” means each final or supplemental offering memorandum, indenture and supplemental indenture, management agreement, trust agreement, collateral administration agreement, insurance agreement, hedge agreement and swap agreement entered into, or used in connection with an offering of securities, by a Company CDO Issuer.

“Company CDO Management Agreement” means the collateral management agreement between the Company or applicable Subsidiary of the Company and each Company CDO Issuer.

“Company Client” means any Person whose assets, or the assets of whose clients, are being managed by the Company or any of its Subsidiaries pursuant to an investment advisory or similar agreement.

“Company Investor” means any Person or entity that is an investor, lender or wrapper in any investments or investment products (including any collateralized debt obligations, collateralized loan obligations, funds and any separately managed accounts), whether now or hereafter existing, that are managed by the Company or any of its Subsidiaries.

“Consents” means all consents, notices, authorizations, novations, Orders, waivers, approvals, licenses, accreditations, certificates, declarations, filings or expiration of waiting periods, non-objection or confirmation by a rating agency that an action or event will not result in the reduction or withdrawal of a rating.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation, corporate charter or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.

“Contract” means any written or oral contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, conditional sale contract, guarantee commitment or other arrangement, understanding, undertaking or obligation.

“Conversion Shares” has the meaning assigned in the recitals.

“Convertible Notes” has the meaning assigned in the recitals.

“Cure Period” has the meaning assigned in Section 3.1(d)(iii).

“Cure Purchase” has the meaning assigned in Section 3.1(d)(iii).

“CypressTree CLO Issuer” means each of Primus CLO I, Ltd., Primus CLO II, Ltd., Hewett’s Island CLO I-R, Ltd., Hewett’s Island CLO II, Ltd., Hewett’s Island CLO III, Ltd., Hewett’s Island CLO V, Ltd., Hewett’s Island CLO VI, Ltd., WhiteBark Pine I, Ltd. and CypressTree Synthetic CDO Limited, and any co-issuer of any of the foregoing.

“DCM CDO Issuer” means each of Bridgeport CLO Ltd., Bridgeport CLO II Ltd., Buckingham CDO Ltd., Buckingham CDO II Ltd., Buckingham CDO III Ltd., Burr Ridge CLO Plus Ltd., DFR Middle Market CLO Ltd., Cumberland II CLO Ltd., Forest Creek CLO Ltd., Gillespie CLO PLC, Knollwood CDO Ltd., Knollwood CDO II Ltd., Long Grove CLO Ltd., Market Square CLO Ltd., Marquette Park CLO Ltd., Mid Ocean CBO 2000-1 Ltd., Mid Ocean CBO 2001-1 Ltd., NorthLake CDO I, Limited, Pinetree CDO Ltd., River North CDO Ltd., Rosemont CLO, Ltd., Schiller Park CLO Ltd., Valeo Investment Grade CDO Ltd., Valeo Investment Grade CDO II Ltd., Robeco CDO II Limited and Mayfair Euro CDO I B.V.

“Dilution Notice” has the meaning assigned in Section 3.1(d)(iii).

“Director” means any member of the Board.

“Equity Interest” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First MergerSub” has the meaning assigned in the recitals.

“First Step Merger” has the meaning assigned in the recitals.

“Governmental Approvals” means all Consents of a Governmental Authority required in connection with the transactions contemplated hereby.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislative, regulatory or administrative agency, commission or authority, and any court, tribunal or arbitrator(s) of competent jurisdiction, including Self-Regulatory Organizations.

“Independent Director” means a Director who qualifies as an “independent director” of the Company under (a) the Corporate Governance Guidelines of the Company then in effect and (b)(i) applicable NASDAQ rules, as such rules may be amended, supplemented or replaced from time to time, or (ii) if the Common Stock is listed on a securities exchange or quotation system other than NASDAQ, any comparable rule or regulation of the primary securities exchange or quotation system on which the Common Stock is listed or quoted (whether by final rule or otherwise); provided, that, notwithstanding anything herein to the contrary, a Director shall not be an “Independent Director” if such Director would not be independent of each Investor under applicable state corporate law.  The fact that an individual has been designated by any Investor for nomination pursuant to this Agreement will not, in and of itself, disqualify that individual as an Independent Director

“Investor” has the meaning assigned in the preamble.

“Investor Shares” means collectively, the Bounty Shares and the CIFC Shares.

“Law” means any statute, code, Order, law, ordinance, rule, regulation or other requirement of any Governmental Authority (including, for the sake of clarity, common law).

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law or otherwise.

“Management Agreements” means (i) the Management Agreement by and between the Company and CIFC Parent dated as of the date hereof and (ii) the Management Agreement by and between the Company and Bounty dated as of the date hereof.

“Merger” has the meaning assigned in the recitals.

“Merger Agreement” has the meaning assigned in the recitals.

“MergerSubs” has the meaning assigned in the recitals.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Necessary Action” means, with respect to a specified result, all reasonable actions (to the extent not prohibited by Law) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Investor Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the Constituent Documents of the Company, (iii) refraining from objecting and waiving any available statutory appraisal or similar rights, (iv) executing agreements and instruments, (v) obtaining, or causing to be obtained, all Governmental Approvals and Third Party Consents, (vi) nominating or electing any members of the Board, (vii) removing any members of the Board whom the person obliged to take the Necessary Action has the right to remove, and (viii) calling or causing to be called a special meeting of the Board or stockholders of the Company.

“New Shares” means any Equity Interests of the Company or any of its Subsidiaries, including Common Stock or Other Capital Stock, whether authorized or not by the Board or any committee of the Board, and rights, options, or warrants to purchase any Equity Interest, and securities of any type whatsoever that are, or may become, convertible into any Equity Interest; provided, however, that the term “New Shares” shall not include: (i) securities issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board or the Board’s compensation committee; (ii) securities issued as consideration in the acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, reorganization or otherwise; (iii) securities issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with Section 3.8 with respect to the initial sale or grant by the Company of such rights or agreements or (y) such rights or agreements existed prior to the Closing (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the Closing with the effect of increasing the percentage of the Company’s fully-diluted securities underlying such rights agreement shall not be included in this clause (iii)); (iv) securities issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company; (v) Conversion Shares issued upon conversion of any portion of the then outstanding Convertible Notes; (vi) warrants issued to the lender in a bona fide debt financing; (vii) securities registered under the Securities Act that are issued in an underwritten public offering; (viii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Shares pursuant to clauses (i) through (vii) above; (ix) any issuance by a Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company; and

(x) any issuance as to which the Requisite Investors elect to waive the rights set forth in Section 3.8.

“New Shares Notice” has the meaning assigned in Section 3.8(b).

“Nominating Committee” means the Nominating and Corporate Governance Committee of the Board.

“Note Offer” has the meaning assigned in Section 3.2(a).

“Offer Notice” has the meaning assigned in Section 3.2(b)(i).

“Offered Shares” has the meaning assigned in Section 3.2(b).

“Offeree Investor” has the meaning assigned in Section 3.2(b).

“Option Period” has the meaning assigned in Section 3.2(b)(ii).

“Order” means any judgment, order, injunction, stipulation, decree, writ, doctrine, ruling, assessment or arbitration award or similar order of any Governmental Authority.

“Original Agreement” has the meaning assigned in the recitals.

“Other Capital Stock” means shares of any class of capital stock of the Company (other than the Common Stock) that are entitled to vote generally in the election of Directors.

“Outstanding Stock” means, as of the applicable measurement date, together, the sum of (i) the outstanding shares of Common Stock and any Other Capital Stock and (ii) the Conversion Shares issuable upon the conversion of the aggregate amount Convertible Notes then outstanding (calculated assuming all Conversion Shares then issuable pursuant to the Convertible Notes are outstanding).

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Pro Rata Portion” has the meaning assigned in Section 3.8(a).

“Preemptive Right” has the meaning assigned in Section 3.8(a).

“Registration Rights Agreement” has the meaning assigned in the recitals.

“Requisite Investors” shall mean each Investor that Beneficially Owns Investor Shares representing at least twenty percent (20%) of the Outstanding Stock.

“ROFR Acceptance Notice” has the meaning assigned in Section 3.2(a)(ii).

“ROFR Investor” has the meaning assigned in Section 3.2(a)(i).

“ROFR Notes” has the meaning assigned in Section 3.2(a)(i).

“ROFR Notice” has the meaning assigned in Section 3.2(a)(i).

“ROFR Period” has the meaning assigned in Section 3.2(a)(ii).

“SEC” means the United States Securities and Exchange Commission or any successor entity thereto.

“Second MergerSub” has the meaning assigned in the recitals.

“Second Step Merger” has the meaning assigned in the recitals.

“Self-Regulatory Organization” means each national securities exchange in the United States of America or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Party or any of their respective Subsidiaries is otherwise subject.

“Subsidiary” means, with respect to any Person, a corporation or other Person of which more than fifty percent (50%) of the voting power of the outstanding voting Equity Interests or more than fifty percent (50%) of the outstanding economic Equity Interest is held, directly or indirectly, by such Person.

“Tail Period” has the meaning assigned in Section 4.1.

“Third Party” means any Person other than the Company, its Subsidiaries and the Investors and each of such Person’s respective members, directors, officers and Affiliates.

“Third Party Consents” means all consents or waivers or notices to any party (other than a Governmental Authority) to any Contract to which any of the Parties hereto is a party or by which any of their respective assets or properties are bound.

“Trading Day” means any day on which the Common Stock is traded on NASDAQ, or, if NASDAQ is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Transfer” means the transfer of ownership by sale, exchange, assignment, pledge, encumbrance, lien, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including conveyances by operation of Law or legal process (and hereby expressly includes, with respect to an Investor, any voluntary or involuntary appointment of a receiver, trustee, liquidator, custodian or other similar official for such Investor or all or any part of such Investor’s property under any bankruptcy Law).  For the avoidance of doubt, the Parties hereto acknowledge and agree that any Transfer of the Equity Interests of any Investor or any Affiliate of such Investor that controls such Investor will be deemed a Transfer of the Investor Shares held by such Investor under this Agreement if, following such Transfer such Investor is no longer controlled, directly or indirectly, by the Person or Persons that control, directly or indirectly, such Investor on the date hereof or by an Affiliate or Affiliates thereof; provided, however, that a Transfer of limited partnership interests in an investment fund that controls, directly or indirectly, such Investor shall not be deemed a Transfer of such Investor’s Shares hereunder so long as the manager, advisor or general partner (or Person acting in a similar capacity) that controls such investment fund on the date hereof or an Affiliate thereof continues to control such investment fund following such Transfer.

“Transferring Investor” has the meaning assigned in Section 3.2(b).

“Transferring Noteholder” has the meaning assigned in Section 3.2(a).

Section 1.3                                      Construction.  Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to one gender include all genders; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the phrase “without limitation;” (iv) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) when a reference is made in this Agreement to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section, Schedule, Exhibit or Annex of this Agreement unless otherwise indicated; (vi) all references in this Agreement to “$” are intended to refer to U.S. dollars; (vii) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; and (viii) any reference to Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1                                      Representations and Warranties of the Company.  The Company represents and warrants to each Investor as of the date hereof that:

(a)                                  The Company is duly incorporated, validly existing and in good standing under the Laws of Maryland with all requisite power and authority required to conduct its business as presently conducted.

(b)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite corporate action of the Company.  No other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement.

(c)                                  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by each of the Investors, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity, regardless of whether enforcement is sought in equity or at Law.

(d)           The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement: (i) does not violate any provision of the Constituent Documents of the Company; and (ii)(A) does not conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Company or any part of the properties or assets of the Company, (B) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Company is a party or by which any of its properties or assets is bound, (C) does not result in the creation or imposition of any Lien on any part of the properties or assets of the Company, (D) does not violate any Order binding on the Company or any part of its properties or assets, and (E) does not otherwise require any Governmental Approvals or any Third Party Consents.

Section 2.2                                      Representations and Warranties of the Investors.  Each Investor represents and warrants to the Company on behalf of itself and not jointly that as of the date hereof:

(a)           Such Investor is duly formed, validly existing and in good standing under the Laws of Delaware with all requisite power and authority required to conduct its business as presently conducted.

(b)           Such Investor has all requisite limited liability power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations hereunder have been duly authorized by all requisite limited liability company action of such Investor.  No other action on the part of such Investor or its members is necessary to authorize the execution, delivery and performance by such Investor of this Agreement.

(c)           This Agreement has been duly executed and delivered by such Investor and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity regardless of whether enforcement is sought in equity or at Law.

(d)           Other than the filings required by Section 13 of the Exchange Act (which such Investor shall file with the SEC when and as the same is due), the execution and delivery of this Agreement by such Investor and the performance by such Investor of its obligations under this Agreement: (i) does not violate any provision of the Constituent Documents of such Investor; and (ii)(A) does not conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Investor or any part of the properties or assets of the

Investor, (B) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which such Investor is a party or by which any of its properties or assets is bound, (C) does not result in the creation or imposition of any Lien on any part of the properties or assets of such Investor, (D) does not violate any Order binding on such Investor or any part of its properties or assets, and (E) does not otherwise require any Governmental Approvals or any Third Party Consents.

ARTICLE III
BOARD OF DIRECTORS

Section 3.1                                      Board of Directors.

(a)           Size of the Board. Effective as of the Closing, the Company shall increase the size of the Board by two (2) Directors so that upon such increase the Board shall consist of eleven (11) Directors.  Each Investor agrees to take, or cause to be taken, all other Necessary Action, to ensure that (x) the number of Directors constituting the Board shall be set and remain at eleven (11) Directors and (y) each directorship shall be subject to reelection at each annual meeting of the Company’s Stockholders (i.e., the Board will not be “classified” or “staggered”).

(b)           Board Composition. Subject to Section 3.1(d) and Section 3.1(k) below, (1) the Board shall nominate or cause to be nominated, and shall recommend for election, individuals to serve as Directors in accordance with the designations in this Section 3.1(b) and (2) each Investor agrees to take, or cause to be taken, all Necessary Action, to ensure that at each annual or special meeting of stockholders at which an election of Directors is held or pursuant to any written consent of the stockholders, in each case that includes as a matter to be acted upon by the stockholders the election of directors (including, without limitation, the filling of a vacancy existing on the Board), such persons shall be elected to the Board:

(i)            three (3) Directors designated by Bounty (initially such Directors shall be Andrew Intrater, Jason Epstein and Paul Lipari);

(ii)           three (3) Directors designated by CIFC Parent (initially such Directors shall be Michael R. Eisenson, Samuel P. Bartlett and Tim R. Palmer);

(iii)          the Company’s then serving Chief Executive Officer, who shall initially be Peter Gleysteen (the “CEO Director”);

(iv)          three (3) Independent Directors designated by the Nominating Committee; provided, that the initial Independent Directors to take office upon completion of the Merger shall be [              ],[              ] and [              ], each of whom has been designated jointly by the Investors and approved by the Special Committee of the Board; and

(v)           for so long as he remains an employee of the Company or any of its Subsidiaries, Jonathan Trutter; provided, that, following the death, disability, retirement, resignation or other removal of Mr. Trutter from the Board (including in connection with the termination of his employment with the Company and its Subsidiaries), the director designated pursuant to this Section 3.1(b)(v) shall be an Independent Director designated by the Nominating Committee.

(c)                                  Removal; Vacancy.

(i)            Except as provided in Section 3.1(d) or as required by applicable Law, no Director designated pursuant to Section 3.1(b) above may be removed from office unless (A) in the case of a Director designated by Bounty pursuant to Section 3.1(b)(i), such removal is directed or approved by Bounty, (B) in the case of a Director designated by CIFC Parent pursuant to Section 3.1(b)(ii), such removal is directed or approved by CIFC Parent, (C) in the case of an Independent Director designated pursuant to Section 3.1(b)(iv) or Section 3.1(b)(v), such removal is directed or approved by the Nominating Committee, (D) in the case of the CEO Director, pursuant to Section 3.1(c)(iii) and (E) in the case of Jonathan Trutter, pursuant to Section 3.1(c)(iii) or if such removal is directed or approved by a majority of the Board.  Each Investor shall vote its Investor Shares and take, or shall cause to be taken, all other Necessary Action to effect any removal contemplated by this Section 3.1(c), subject, (x) in the case of a removal pursuant to clause (C) of this Section 3.1(c)(i), to the prior approval of the Nominating Committee and, (y) in the case of a removal pursuant to clause (E) of this Section 3.1(c)(i), to the prior approval of a majority of the Board.

(ii)           Except as provided in Section 3.1(d), (A) upon the death, disability, retirement, resignation or other removal of a Director designated by Bounty pursuant to Section 3.1(b)(i) above, the Board shall appoint as a Director to fill the vacancy so created an individual designated by Bounty, (B) upon the death, disability, retirement, resignation or other removal of a Director designated by CIFC Parent pursuant to Section 3.1(b)(ii) above, the Board shall appoint as a Director to fill the vacancy so created an individual designated by CIFC Parent and (C) upon the death, disability, retirement, resignation or other removal of an Independent Director designated by the Nominating Committee pursuant to Section 3.1(b)(iv) or Section 3.1(b)(v) above or Jonathan Trutter, the Board shall appoint as a Director to fill the vacancy so created an individual designated by the Nominating Committee.

(iii)          If for any reason (A) the CEO Director shall cease to serve as the Chief Executive Officer of the Company, the Company shall seek to obtain the immediate resignation of the CEO Director as a Director of the Company contemporaneously with such CEO Director’s termination of service to the Company as its Chief Executive Officer or (B) Jonathan Trutter shall cease to be an employee of the Company or one of its Subsidiaries, the Company shall seek to obtain the immediate resignation of Mr. Trutter as a Director of the Company contemporaneously with the termination of his service to the Company as an employee.  In the event such resignation is not effective within ten (10) days of such termination of service, the Company shall call a special meeting of stockholders or seek the written consents of stockholders, in each case to approve or consent to the removal of the CEO Director or Mr. Trutter, as the case may be (to the extent permitted by Law and the Company’s Constituent Documents).  In connection with any such meeting or written consent, each of the Investors shall vote their respective Investor Shares (A) to remove the former Chief Executive Officer or Mr. Trutter, as the case may be, from the Board if such individual has not previously resigned as a Director (to the extent permitted by Law and the Company’s Constituent Documents) and

(B)(1) in the case of the CEO Director, to elect such person’s replacement as Chief Executive Officer of the Company (if any) as the new CEO Director and (2) in the case of Mr. Trutter, to elect an Independent Director designated by the Nominating Committee.  Any employment agreement between the Company and the Chief Executive Officer of the Company shall contain a requirement that the Chief Executive Officer of the Company resign as the CEO Director contemporaneous with termination of his service as the Chief Executive Officer of the Company.  Notwithstanding anything to the contrary in the foregoing, an individual who formerly served as the CEO Director and/or Chief Executive Officer of the Company and Mr. Trutter may be nominated, designated, and/or elected as a Director of the Company (other than the CEO Director) in accordance with Section 3.1(b) above.

(d)                                 Loss of Investor’s Right to Designate Director.

(i)            If the Investor Shares Beneficially Owned by any Investor represent less than twenty-five percent (25%) but at least fifteen percent (15%) of the Outstanding Stock, the number of Directors that such Investor shall be entitled to designate pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii) (as applicable) shall be reduced to two (2).  If the Investor Shares Beneficially Owned by any Investor represent less than fifteen percent (15%) but at least five percent (5%) of the Outstanding Stock, the number of Directors that such Investor shall be entitled to designate pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii) (as applicable) shall be reduced to one (1).  For the avoidance of doubt, (A) if any Investor ceases to Beneficially Own Investor Shares representing at least five percent (5%) of the Outstanding Stock, such Investor shall not be entitled to designate any Director pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii) and (B) except as provided in Section 3.1(d)(iii) below, once any Investor loses its right to designate any Director pursuant to this Section 3.1(d)(i), such Investor shall not be entitled to regain its right to designate such Director, even if such Investor subsequently Beneficially Owns a number of Investor Shares in excess of the applicable threshold.

(ii)           To the extent that an Investor ceases to have the right to designate a Director pursuant to Section 3.1(d)(i), if requested by a majority of the Directors then serving on the Board (other than any Director designated by such Investor), such Investor shall promptly take all Necessary Action to cause the resignation of that number of Investor-designated Directors as is required to cause the remaining number of Investor-designated Directors to conform to Section 3.1(d)(i); provided, that such Investor shall not be required to cause any Investor-designated Director(s) to resign in accordance with this Section 3.1(d)(ii) as a result of a dilution of the Investor Shares (other than dilution resulting from the issuance of New Shares) unless and until the Company complies with procedures in Section 3.1(d)(iii) below.  Promptly following any such resignation in accordance with this Section 3.1(d)(ii), (A) if immediately following such resignation the number of Directors serving on the Board is eight (8) or more, the Investors shall take, or cause to be taken, all Necessary Action to reduce the size of the Board by the number of Directors who have so resigned, and (B) if immediately following such resignation the number of Directors serving on the Board is less than eight (8), if and only if requested by a majority of the Independent Directors then serving on the Board, the Investors shall take, or cause to be taken, all Necessary Action to reduce the size of the Board by the number of Directors who have so resigned.

(iii)          Notwithstanding anything in Section 3.1(d)(i) or Section 3.1(d)(ii) to the contrary, if the Investor Shares Beneficially Owned by any Investor represent a percentage of Outstanding Stock that is less than the applicable minimum percentage specified in Section 3.1(d)(i) as a result of dilution of the Investor Shares, other than dilution resulting from the issuance of New Shares, the Company shall deliver a written notice to the Investors of such dilution event (the “Dilution Notice”).  If (A) within twenty (20) days following receipt of the Dilution Notice, such Investor gives the Company a written notice of its intention to acquire, directly or indirectly through its Affiliates, an amount of Common Stock, Other Capital Stock or, in the case of the Bounty Holders, Convertible Notes, such that immediately following such acquisition such Investor’s Investor Shares represent a percentage of Outstanding Stock equal to the applicable minimum percentage of Outstanding Stock specified in Section 3.1(d)(i), as applicable (a “Cure Purchase”) within ninety (90) days of the Company’s receipt of the Dilution Notice (the “Cure Period”) and (B) the Cure Purchase is consummated during the Cure Period, then such Investor shall not be required to cause any Director(s) designated by such Investor to resign in accordance with Section 3.1(d)(ii).

(e)                                  Eligible Investor Shares.  For the purpose of determining the number of Directors each Investor shall be entitled to designate for nomination pursuant to this Section 3.1 at a stockholder meeting, the Investor Shares Beneficially Owned by such Investor shall be calculated as of the close of business on the last Trading Day of the month immediately prior to the date on which the Nominating Committee designates the Independent Director nominees for election at the relevant stockholder meeting.

(f)                                    Company Solicitation.  The Company shall cause each individual designated in accordance with Section 3.1(b) to be included in the Board’s “slate” of nominees for the applicable meeting of stockholders and shall use commercially reasonable best efforts to solicit from its stockholders eligible to vote for the election of Directors proxies (i) in favor of the election of such individuals and (ii) against removal of each such individual (to the extent such individual is serving as a Director).

(g)                                 Compensation and Benefits.  Until the first annual meeting of stockholders of the Company for the election of Directors held after the first anniversary of this Agreement, the Investor-designated Directors shall receive no compensation or benefits, other than reimbursement for travel, lodging and related expenses incurred in connection with meetings of the Board or any committee thereof, or otherwise in service as a Director or member of the boards of directors of the Company or any of its Subsidiaries in accordance with the Company’s policies applicable to the other outside directors.  Thereafter, the compensation and benefits of all Directors shall be determined with the approval of a majority of the Board and a majority of Independent Directors.

(h)                                 Indemnification.  Notwithstanding anything to the contrary in Section 3.1(g), the Company shall to the maximum extent permitted under applicable Law, indemnify and provide for the advancement of expenses to each Director designated by the Investors, from and against any and all losses which may be imposed on, incurred by, or asserted against such Director in any way relating to or arising out of, or alleged to relate to or arise out of, the Director’s service in that capacity pursuant to the Company’s Constituent Documents and an indemnification agreement in the form heretofore provided to the Investors.

(i)            Insurance. The Directors designated by the Investors shall be covered by the directors’ and officers’ liability insurance and fiduciary liability insurance carried by the Company in an amount reasonably acceptable to the Investors.

(j)            No Liability for Election of Recommended Directors.  No Investor, nor any Affiliate of any Investor, shall have any liability as a result of designating an individual for election as a Director for any act or omission by such designated individual in his or her capacity as a Director of the Company, nor shall any Investor have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(k)           Designating Directors.  Any Person designated as a Director pursuant to Section 3.1(b) by Bounty, CIFC Parent, or the Nominating Committee shall be subject to satisfaction of the requirements of applicable Law and corporate governance policies adopted by the Board.

Section 3.2                                      Restrictions on Transfer.

(a)           In the event that any Investor entertains a bona fide offer to purchase all or any portion of the Convertible Notes held by such Investor (a “Note Offer”) from any Third Party (a “Buyer”), such Investor (a “Transferring Noteholder”) may Transfer such Convertible Notes only pursuant to and in accordance with the following provisions of this Section 3.2(a).

(i)            The Transferring Noteholder shall cause the Note Offer and all of the terms thereof to be reduced to writing and shall promptly notify the other Investor (the “ROFR Investor”) of such Transferring Noteholder’s desire to effect the Note Offer and otherwise comply with the provisions of this Section 3.2(a) (such notice, the “ROFR Notice”).  The Transferring Noteholder’s ROFR Notice shall constitute an irrevocable offer to sell all but not less than all of the Convertible Notes that are the subject of the Note Offer (the “ROFR Notes”) to the ROFR Investor at a purchase price equal to the price contemplated by, and on the same terms and conditions of, the Note Offer.  The ROFR Notice shall be accompanied by a true copy of the Note Offer (which shall identify the Buyer and all relevant information in connection therewith).

(ii)           At any time within fifteen (15) days after receipt by the ROFR Investor of the ROFR Notice (the “ROFR Period”), the ROFR Investor (or any of its Affiliates) may elect to accept the offer to purchase with respect to all but not less than all of the ROFR Notes and shall give written notice of such election (the “ROFR Acceptance Notice”) to the Transferring Noteholder within the ROFR Period. The ROFR Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the ROFR Notes.

(iii)          In the event that the ROFR Investor does not elect (together with its Affiliates) to purchase all of the ROFR Notes pursuant to Section 3.2(a)(ii), during the sixty (60)-day period following the expiration of the ROFR Period the Transferring Noteholder may sell all of the ROFR Notes to the Buyer on the terms and conditions set forth in the Note Offer; provided, that, as a condition to the consummation of such Transfer, the Buyer executes and delivers to the Company and each Investor (other than the Investor effecting such Transfer)

an agreement assuming the obligations of an Investor set forth in this Agreement in form and substance reasonably satisfactory to the Company and each such Investor.  If the Transferring Noteholder does not consummate the Transfer of the ROFR Notes to the Buyer in accordance with this Section 3.2(a)(iii) within such sixty (60)-day period, then the Note Offer shall be deemed to lapse and any Transfer pursuant to such Note Offer shall be in violation of the provisions of this Section 3.2(a) unless the Transferring Noteholder sends a new ROFR Notice and once again complies with the provisions of this Section 3.2(a) with respect to such Note Offer.

(b)                                 In the event that any Investor proposes to Transfer, in one or more transactions, all or any portion of such Investor’s Investor Shares (excluding the Convertible Notes), such Investor (the “Transferring Investor”) shall first offer such Investor Shares (the “Offered Shares”) to the other Investor (the “Offeree Investor”) in accordance with this Section 3.2(b); provided, that in no event shall a Transferring Investor be required to offer the Offered Shares to the Offeree Investor if such Offered Shares (together with all other Investor Shares Transferred by such Investor in the preceding twelve (12)-month period) constitute less than the lesser of (x) 4.99% of the Outstanding Stock and (y) ten percent (10%) of the Investor Shares held by such Investor immediately prior to any such Transfer.

(i)            The Transferring Investor shall provide written notice to the other Investor of such Transferring Investor’s desire to Transfer the Offered Shares, specifying in reasonable detail the terms and conditions as to such Transfer (including, without limitation, the number of Offered Shares and the purchase price therefor) (such notice, the “Offer Notice”).  The Offer Notice shall constitute an irrevocable offer to sell all but not less than all of the Offered Shares to the other Investor on the terms and conditions set forth in the Offer Notice.

(ii)           At any time within thirty (30) days after receipt by the Offeree Investor of the Offer Notice (the “Option Period”), the Offeree Investor (or any of its Affiliates) may elect to accept the offer to purchase with respect to all but not less than all of the Offered Shares and shall give written notice of such election (the “Acceptance Notice”) to the Transferring Investor within the Option Period. The Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares.

(iii)          In the event that the Offeree Investor does not elect (together with its Affiliates) to purchase all of the Offered Shares pursuant to Section 3.2(b)(ii), during the one hundred twenty (120)-day period following the expiration of the Option Period the Transferring Investor may sell all or any portion of the Offered Shares to one or more Third Parties at a price not less than ninety-five percent (95%) of the price specified in the Offer Notice and otherwise on the terms and conditions set forth in the Offer Notice; provided, that, if following such Transfer (and any related or contemporaneous acquisition of Beneficial Ownership by such Third Party of any shares of Common Stock, Other Capital Stock or Convertible Notes), any such Third Party will Beneficially Own five percent (5%) or more of the Outstanding Stock, such Third Party shall (A) be reasonably acceptable to the Offeree Investor and (B) comply with Section 3.2(c) below.  If the Transferring Investor does not consummate the Transfer of any of the Offered Shares in accordance with this Section 3.2(b)(iii) within such one hundred twenty (120)-day period, then the Transferring Investor may not Transfer such Offered Shares unless it sends a new Offer Notice and once again complies with the provisions of this Section 3.2(b) with respect to such Offered Shares.

(c)           No Investor shall Transfer any Investor Shares to any Third Party unless (i) upon consummation of such Transfer and any related or contemporaneous acquisition of Beneficial Ownership by such Third Party of any shares of Common Stock, Other Capital Stock or Convertible Notes, such Third Party Beneficially Owns less than five percent (5%) of the Outstanding Stock or (ii) as a condition to the consummation of such Transfer, such Third Party executes and delivers to the Company and each Investor (other than the Investor effecting such Transfer) an agreement assuming the obligations of an Investor set forth in this Agreement in form and substance reasonably satisfactory to the Company and each such Investor; provided, that, it is agreed and acknowledged that the rights of each Investor set forth in Section 3.1 of this Agreement are personal to such Investor and no Investor shall Transfer, delegate or assign, whether in connection with any sale of any Investor Shares or otherwise, any right of such Investor under Section 3.1 of this Agreement to another Investor or to any Third Party.  Except as set forth in the preceding sentence, all other rights of each Investor set forth in this Agreement may be Transferred to the Third Party to which the Investor Shares are being Transferred.

(d)           Notwithstanding anything herein to the contrary the restrictions on transfer in this Section 3.2 shall not apply to any Transfer by an Investor to its Affiliates; provided that such Affiliate executes and delivers to the Company and each Investor (other than the Investor effecting such Transfer) an agreement assuming the obligations of an Investor set forth in this Agreement in form and substance reasonably satisfactory to the Company and each such Investor.

(e)           Any purported Transfer, delegation or assignment not in conformity with this Section 3.2 shall be null and void ab initio.

Section 3.3                                      Majority Voting Provision.  Except as otherwise agreed to in writing by the Requisite Investors or as required by Law, the Company shall (and each Investor shall take, or cause to be taken, all other Necessary Action, to) ensure that each directorship shall be elected by a plurality of the votes cast.

Section 3.4                                      Controlled Company Exemption.

(a)           Each Investor shall take all Necessary Action for the Company to be treated as a “controlled company” as defined by Rule 5615(c) of the NASDAQ Marketplace Rules and make all necessary filings and disclosures associated with such status; provided, that nothing in this Section 3.4 shall be deemed to prohibit any Transfer of Shares effected in compliance with Section 3.2. Without limitation of the foregoing, within ten (10) days after the Closing, each Investor shall file a Schedule 13D (or an amendment to any previously filed Schedule 13D by such Investor) reporting that such Investor is part of a “group” (as contemplated by Exchange Act Rule 13d-5(b)), the members of which include all Investors.  If, at any time, the Company ceases to qualify as a “controlled company” under NASDAQ Marketplace Rules, the Investors shall take, or cause to be taken, all Necessary Action to cause a sufficient number of their designees (including Directors designated pursuant to Section 3.1(b)(iv)) to qualify as Independent Directors to ensure that the Board complies with applicable

NASDAQ Marketplace Rules regarding the independence of the Board within the time periods specified under Rule 5615(c)(3) of the NASDAQ Marketplace Rules.

(b)                                 For so long as the Company qualifies as a “controlled company” as defined by Rule 5615(c) of the NASDAQ Marketplace Rules, the Company will elect to be a “controlled company” for purposes of such applicable listing standards, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination.

Section 3.5                                      Covenants.

(a)                                  The Company shall not, and shall not permit any Subsidiary of the Company to, without first having provided written notice of such proposed action to each Investor and having obtained the approval of a majority of the Independent Directors (whether at a meeting of the Board or any committee thereof, or in writing), enter into or commit to enter into any Contract, arrangement or understanding between (x) the Company and its direct or indirect Subsidiaries, on the one hand, and (y) any Investor, any Affiliate of an Investor or any related person within the meaning of Item 404 of Regulation S-K promulgated under the Exchange Act, on the other hand, in each case, other than (i) transactions that do not constitute a transaction with a related person within the meaning of Item 404 of Regulation S-K promulgated under the Exchange Act (treating each Investor and each of its Affiliates as a related person for such purposes) and (ii) this Agreement, the Merger Agreement, the Registration Rights Agreement, the Convertible Notes and the Management Agreements, and the transactions contemplated by each of the foregoing Contracts (each as in effect on the date hereof, without giving effect to any amendment or modification thereto, or waiver thereunder, unless such amendment, modification or waiver was approved by a majority of the Independent Directors then serving on the Board pursuant to this Section 3.5(a));

(b)                                 During the period beginning on the date of this Agreement and ending on the earlier of (X) the third (3rd) anniversary hereof and (Y) the date on which the Investors, collectively, Beneficially Own Investor Shares representing less than thirty-five percent (35%) of the Outstanding Stock, the Company shall not, and shall not permit any Subsidiary of the Company to, without first having provided written notice of such proposed action to each Investor and having obtained the prior written consent of the Requisite Investors:

(i)            (A) acquire or dispose of any corporation, entity, division or other business concern having a value in excess of $10,000,000 in a single transaction or series of related transactions, whether by acquisition or disposition of assets or capital stock, merger, consolidation or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise or (B) dissolve, liquidate or engage in any recapitalization or reorganization of the Company or any of its material Subsidiaries or the filing for bankruptcy by the Company or any of its Subsidiaries;

(ii)           replace Peter Gleysteen, or any successor thereto, as the Chief Executive Officer of the Company or maintain the Company’s headquarters outside of New York, New York;

(iii)                               issue any New Shares or issue any Equity Interests in a registration under the Securities Act, whether or not in an underwritten public offering, other than (X) registrations pursuant to the Registration Rights Agreement or (Y) the issuance of Equity Interests as consideration in the acquisition of any Person, whether by acquisition of assets or capital stock, merger, consolidation or otherwise, representing immediately following the issuance thereof less than five percent (5%) of the Outstanding Stock; or

(iv)                              incur, assume or guarantee any indebtedness for borrowed money (including pursuant to debt securities issued in registered public offering), except for (A) indebtedness incurred in the ordinary course of business not in excess of $20,000,000 in the aggregate and (B) repurchase obligations pursuant to the Company’s investments in residential mortgage-backed securities, provided that such repurchase obligations do not exceed $275,000,000 or such other amount as is established by the Board from time to time.

(c)                                  CMA Requirements:

(i)                                     CIFC Parent hereby represents and warrants that, on the date hereof, CIFC Parent holds, directly or indirectly, beneficial ownership (within the meaning of the applicable CMA Requirement) of a sufficient number of Equity Interests or other securities of each CIFC CLO Issuer necessary to satisfy the minimum ownership requirements for CIFC and its Affiliates under the CMA Requirement relating to such CIFC CLO Issuer.

(ii)                                  Unless the Company elects, in its sole discretion, to obtain the prior written consent of the applicable CIFC CLO Issuer and such consent is actually obtained, CIFC Parent covenants that:

(A)          CIFC Parent shall not Transfer any Equity Interest or other security of such CIFC CLO Issuer to any Person other than the Company or one of its Subsidiaries unless, following such Transfer, CIFC Parent continues to hold, directly or indirectly, beneficial ownership (within the meaning of the applicable CMA Requirement) of a sufficient number of Equity Interests or other securities of such CIFC CLO Issuer necessary to satisfy the minimum ownership requirements for CIFC and its Affiliates under the CMA Requirement relating to such CIFC CLO Issuer;

(B)           CIFC Parent shall use commercially reasonable efforts and take all other Necessary Action to remain, and not take any action that would cause it to no longer be, an “affiliate” of CIFC (as such term is used in the applicable CIFC CLO Management Agreement and CMA Requirement);

(C)           CIFC Parent shall have, appoint, elect and cause to be appointed and elected, and take all other Necessary Action to action and elect, the Chief Executive Officer of the Company shall be the Chief Executive Officer of CIFC Parent; and

(D)          (1) each Director designated by CIFC Parent pursuant to Section 3.1(b)(ii) shall also be a member of the board of directors or equivalent governing body of CIFC Parent and (2) the Chief Executive Officer and the board of directors or equivalent governing body of CIFC Parent shall, collectively, have the power to manage the business and affairs of CIFC Parent.

(iii)          Notwithstanding anything to the contrary in Section 5.1, the covenants set forth in this Section 3.5(c) shall only terminate as to a CIFC CLO Issuer and the related CIFC CLO Management Agreement upon the earliest of (w) the Transfer of Equity Interests or other securities of such CIFC CLO Issuer to the Company or one of its Subsidiaries necessary to satisfy the CMA Requirement of the applicable CIFC CLO Issuer, (x) such time as CIFC ceases to be the “Collateral Manager” under such CIFC CLO Management Agreement, other than as a result of a breach of this Section 3.5(c), (y) the termination of such CIFC CLO Management Agreement, other than as a result of a breach of this Section 3.5(c) and (z) the amendment of such CIFC CLO Management Agreement to remove the applicable CMA Requirement.

(iv)          In the event that the Company or any of its Subsidiaries, in the Company’s sole discretion, seeks the consent of the same Persons as are required to amend the applicable CMA Requirement to any amendment of any CIFC CLO Management Agreement, the Company shall use reasonable good faith efforts to obtain the consent of such Persons to remove the applicable CMA Requirement of such CIFC CLO Management Agreement.

(v)           The calculation of any loss or damages incurred by the Company upon, attributable to or resulting from any breach by CIFC Parent of its obligations under this Section 3.5(c) or any event, occurrence or circumstance resulting in the statement in Section 3.5(c)(ii)(D) ceasing to be true and correct in any respect shall include the loss of management fees resulting from the removal of the Company and its Subsidiaries as the manager under each CIFC CLO Management Agreement. CIFC Parent hereby agrees and acknowledges that it shall be deemed a breach of CIFC Parent’s covenant set forth in Section 3.5(c)(ii)(D) if the statements set forth therein cease to be true and correct in any respect.

(vi)          Notwithstanding anything to the contrary in Section 5.1 and Section 5.12, the provisions of this Section 3.5(c) may not be terminated, amended or modified unless such termination, amendment or modification is approved by not less than a majority of the Independent Directors then serving on the Board and Bounty, for so long as it remains party to this Agreement.

Section 3.6                                      Committee Membership.

(a)                                  The Board shall establish and maintain:

(i)            a compensation committee, which shall include at least one (1) Independent Director;

(ii)           a Nominating Committee which shall be comprised of three (3) Directors, including (A) one (1) Director designated by Bounty so long as Bounty has the right to designate at least two (2) Directors to the Board pursuant to Section 3.1, (B) one (1) director designated by CIFC Parent so long as CIFC Parent has the right to designate at least two (2) Directors to the Board pursuant to Section 3.1, and (C) the remainder of the Directors shall be

Independent Directors designated to the Nominating Committee by approval of a majority of the Board; and

(iii)          to the extent required by applicable Law, an audit committee, which shall have at least three (3) members and be comprised entirely of Independent Directors who meet the independence requirements for audit committee members promulgated by NASDAQ and the SEC (including Rule 5605(c)(2) of the NASDAQ Marketplace Rules and Rule 10A-3(b)(1) under the Exchange Act).  The Nominating Committee shall take, or cause to be taken, all Necessary Action to cause a sufficient number of the Independent Directors designated pursuant to Section 3.1(b)(iv) and Section 3.1(b)(v) (except Jonathan Trutter) to meet the independence requirements for audit committee members promulgated by NASDAQ and the SEC (including Rule 5605(c)(2) of the NASDAQ Marketplace Rules and Rule 10A-3(b)(1) under the Exchange Act).

(b)                                 The initial members of the Nominating Committee shall be [            ], [              ] and [            ].

(c)                                  The Board shall not establish or maintain any other committees without the prior written consent of the Requisite Investors. Without limitation of the foregoing, the strategic committee of the Board shall be dissolved on or prior to the date hereof and shall not be re-formed without the prior written consent of the Requisite Investors.

Section 3.7                                      Board Observers.  In addition to the rights of the Investors in Section 3.1, each Investor (for so long as the Investor Shares held by such Investor represent at least fifteen percent (15%) of the Outstanding Stock) shall be entitled to designate one observer to attend (but not vote) at all meetings of the Board and each committee of the Board; provided, that notwithstanding anything herein to the contrary, the Board or such committee may exclude any such observer from access to any material or meeting or portion thereof if (a) the Board or such committee (as applicable) determines in good faith that (i) upon advice of counsel, such exclusion is reasonably necessary to preserve the attorney-client privilege, (ii) such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or (iii) such exclusion is required under the Company’s Corporate Governance Guidelines or applicable Law or (b) such observer has not entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company.

Section 3.8                                      Preemptive Rights.

(a)                                  Subject to Section 3.9, for so long as any Investor Beneficially Owns Investor Shares representing at least five percent (5%) of the Outstanding Stock, such Investor shall have, the right to purchase, in accordance with the procedures set forth herein, its pro rata portion, calculated based on the number of Investor Shares held by such Investor as a percentage of the Outstanding Stock prior to issuance of the New Shares (such Investor’s “Pro Rata Portion”) of any New Shares that the Company may, from time to time, propose to sell and issue (hereinafter referred to as the “Preemptive Right”).

(b)                                 In the event that the Company proposes to issue and sell New Shares, the Company shall notify each of the Investors in writing with respect to the proposed New Shares to be issued (the “New Shares Notice”).  Each New Shares Notice shall set forth: (i) the number of New Shares proposed to be issued by the Company and the purchase price therefor; (ii) each Investor’s Pro Rata Portion of such New Shares; and (iii) any other material term (including, if known, the expected date of consummation of the purchase and sale of the New Shares).

(c)                                  Each Investor (together with its Affiliates) shall be entitled to exercise its right to purchase New Shares by delivering an irrevocable written notice to the Company within fifteen (15) days from the date of receipt of any such New Shares Notice specifying the number of New Shares to be subscribed, which in any event can be no greater than such Investor’s Pro Rata Portion of such New Shares at the price and on the terms and conditions specified in the New Shares Notice.

(d)                                 If the Investors (together with their Affiliates) do not elect within the applicable notice period described above to exercise their Preemptive Rights with respect to any of the New Shares proposed to be sold by the Company, the Company shall have ninety (90) days after expiration of such notice period to sell such unsubscribed New Shares proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those set forth in the New Shares Notice.  If the Company does not consummate the sale of the unsubscribed New Shares in accordance with the terms of the New Shares Notice within such ninety (90)-day period, then the Company may not issue or sell such New Shares unless it sends a new New Shares Notice and once again complies with the provisions of this Section 3.8 with respect to such New Shares.

(e)                                  Each Investor (together with its Affiliates) shall take up and pay for any New Shares that such Investor (together with its Affiliates) has elected to purchase pursuant to the Preemptive Right upon closing of the issuance of the New Shares, and shall have no right to acquire such New Shares if the issuance thereof shall not be consummated.

Section 3.9                                      Standstill.

(a)                                  Except as set forth in this Section 3.9(a), no Investor shall acquire Beneficial Ownership of shares of Common Stock or Other Capital Stock, or any security which is convertible into Common Stock or Other Capital Stock, except:

(i)            if (A) such acquisition is pursuant to a tender offer or exchange offer for outstanding shares of Common Stock, or a merger pursuant to a merger agreement with the Company, made by the Investor or of any Affiliate thereof (the “Bidder”) and in each case is either (1) approved by not less than a majority of the Independent Directors or (2) initiated by an Investor in response to a tender offer or exchange offer by a Third Party (such tender offer or exchange offer, an “Approved Offer,” and such merger, an “Approved Merger”), and (B) in such Approved Offer, not less than a majority of the Subject Shares (as defined below) are tendered into such Approved Offer and not withdrawn prior to the final expiration of such Approved Offer, or in such Approved Merger, not less than a majority of the Subject Shares that are affirmatively voted (in person or by proxy) on the related merger proposal (and not withdrawn) are voted for (i.e., in favor) of such proposal;

(ii)           acquisitions of Conversion Shares upon conversion of the Convertible Notes;

(iii)          acquisitions of Common Stock issued (including pursuant to exercise of stock options granted) to any Director designated by such Investor in respect of such Director’s service on the Board;

(iv)          acquisitions of Common Stock pursuant to any stock split, stock dividend or the like effected by the Company;

(v)           acquisitions that would not result in (A) such Investor Beneficially Owning a percentage of the then Outstanding Stock that is greater than such Investor’s Cap Percentage or (B) all Investors Beneficially Owning a percentage of the then Outstanding Stock that is greater than the Aggregate Cap Percentage;

(vi)          acquisitions pursuant to such Investor’s right of first refusal under Section 3.2(a) or right of first offer under Section 3.2(b); and

(vii)         acquisitions approved by a majority of the Independent Directors then serving on the Board (including pursuant to any merger, acquisition or other transaction that is approved by a majority of the Independent Directors then serving on the Board).

As used in this Section 3.9(a), “Subject Shares” means the then outstanding shares of Common Stock and Other Capital Stock not owned by the Bidder.

(b)                                 All of the restrictions set forth in this Section 3.9 shall terminate in respect of an Investor upon the earlier to occur of:

(i)            the entry by the Company into a definitive agreement with any Person (including the other Investor in accordance with the terms of this Agreement) providing for: (x) a recapitalization, merger, share exchange, business combination or similar extraordinary transaction as a result of which the Persons that Beneficially Own the voting securities of the Company (immediately prior to the consummation of such transaction) would cease to (immediately after consummation of such transaction) Beneficially Own voting securities entitling them to vote a majority or more of the Outstanding Stock in the elections of directors of the Company at any annual or special meeting (or, if the Company is not the surviving or resulting entity, the equivalent governing body of such surviving or resulting entity); (y) a sale of all or substantially all of the assets the Company (determined on a consolidated basis), in one transaction or series of related transactions; or (z) the acquisition (by purchase, merger or otherwise) by any Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) of Beneficial Ownership of voting securities of the Company entitling that Person to vote a majority of the Outstanding Stock (the transactions described in clauses (x), (y) and (z) of this subsection being each hereinafter referred to as a “Transaction Agreement”); and

(ii)           such date as the Investor Shares Beneficially Owned by such Investor represent less than five percent (5%) of the Outstanding Stock (after giving effect to any Cure Purchase hereunder).

(c)                                  Each Investor agrees that such Investor shall, as a condition precedent to any Transfer by such Investor to a Third Party of Investor Shares representing fifteen percent (15%) or more of the Outstanding Stock, require that such Third Party enter into a written agreement with the Company providing that such Third Party will agree to be bound by the terms of this Section 3.9.  Any purported sale or transfer by the Investor without compliance of the obligation in the preceding sentence shall be null and void ab initio.  For the avoidance of doubt, the requirements of this Section 3.9(c) shall apply to any Person acquiring Investor Shares representing fifteen percent (15%) or more of the Outstanding Stock even if following such Transfer such selling Investor would own Investor Shares representing less than five percent (5%) of the Outstanding Stock.

(d)                                 Notwithstanding anything to the contrary in Section 5.1 and Section 5.12, the provisions of this Section 3.9 may not be terminated, amended or modified unless such termination, amendment or modification is approved by a majority of the Independent Directors then serving on the Board.

ARTICLE IV
NON SOLICITATION

Section 4.1                                      Non Solicitation.

(a)                                  Without the consent of the Board, for so long as any Investor holds Investor Shares representing at least five percent (5%) of the Outstanding Stock and for twelve (12) months thereafter (the “Tail Period”), such Investor and its Affiliates shall not, directly or indirectly:

(i)            solicit for employment or any similar arrangement or hire any employee of the Company or any of its Affiliates; provided, however, that this Section 4.1 shall not prohibit the hiring of a person (A) whose employment has been terminated by the Company without any solicitation or encouragement by such Investor or any of its Affiliates more than six (6) months prior to the date of the solicitation or hiring of such person by such Investor or any of its Affiliates or (B) who responds to general solicitations of employment through advertisements or other means not targeted specifically to such employees; or

(ii)           solicit, or attempt to solicit or induce, on behalf of any Person other than the Company or any of its Subsidiaries, any person or entity that is (or was during the one (1) year period prior to any solicitation by such Investor or its Affiliates) a Company Investor or Company Client or an investment advisor or collateral manager to any Company Investor or Company Client to (A) terminate, reduce or otherwise adversely modify its relationship with the Company or any of its Subsidiaries, or (B) to otherwise use the investment management services provided by a Person other than the Company or any of its Subsidiaries.

(b)                                 After the Closing and so long as an Investor or any of its Affiliates owns (other than in a fiduciary capacity or subject to a similar duty or standard of care) any Equity Interests or debt securities issued by any, as applicable, Company CDO Issuer, CIFC CLO Issuer or CypressTree CLO Issuer and the Company or its Affiliates (or its successor if such successor is Affiliated with the Company) is the manager under the applicable Company CDO

Management Agreement, CIFC CLO Management Agreement or CypressTree CLO Management Agreement, respectively, such Investor agrees (and agrees to cause its Affiliates) (i) not to vote such Equity Interests or debt securities in favor of the redemption of any securities issued by such Company CDO Issuer, CIFC CLO Issuer or CypressTree CLO Issuer under any indenture among the Company CDO Issuer Documents, CIFC CDO Issuer Documents or CypressTree CLO Issuer Documents, respectively, and (ii) not to vote in favor of removal of the Company or any of its Affiliates as the manager under such Company CDO Management Agreement, CIFC CLO Management Agreement or CypressTree CLO Management Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1             Termination of Agreement.  This Agreement shall continue in effect until terminated by written agreement of the Company and the Requisite Investors; provided, that this Agreement shall terminate as to any Investor upon such time as the Investor Shares Beneficially Owned by such Investor represent less than five percent (5%) of the Outstanding Stock (after giving effect to any Cure Purchase hereunder); provided, further, that the obligations of each Investor pursuant to Section 4.1 shall survive the termination of this Agreement as to such Investor until the expiration of the Tail Period; provided, further, that the obligations of CIFC Parent pursuant to Section 3.5(c) shall survive the termination of this Agreement as to CIFC Parent until the expiration of such obligations in accordance with Section 3.5(c)(iii).

Section 5.2             Expenses.  Except as otherwise expressly set forth herein and in the Merger Agreement, each party hereto shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated hereby.

Section 5.3             Notices.  All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing and addressed as follows:

If to the Company:

Deerfield Capital Corp.

6250 North River Road

Rosemont, IL 60018

Attention:  Robert Contreras

Facsimile:  (773) 380-1695

Email: rcontreras@DeerfieldCapital.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Simeon Gold, Esq.
Facsimile:  (212) 310-8007
E-mail:  simeon.gold@weil.com

If to Bounty:

Bounty Investments, LLC

c/o Columbus Nova

900 Third Avenue, 19th Floor

New York, NY 10022

Attention: Paul Lipari

Facsimile: (212) 308-6623

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: James C. Gorton, Esq.

Facsimile: (212) 751-4864

If to CIFC Parent:

CIFC Parent Holdings LLC

250 Park Avenue, 5th Floor

New York, NY 10177
Attention:  Peter Gleysteen
Facsimile:  (212) 624-1199
E-mail:  pgleysteen@cifc.com

with copies to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention:  Kevin M. Dennis, Esq.
Facsimile:  (650) 853-1038
E-mail:  kdennis@goodwinprocter.com

Notices shall be deemed given (a) on the first (1st) business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day or (c) when sent, if sent by electronic mail before 5:00 p.m. on a business day at the location of receipt and otherwise the next following business day.  Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

Section 5.4             Governing Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF MARYLAND (OR DELAWARE FROM AND AFTER THE DATE THE COMPANY IS REINCORPORATED OR CONTINUED UNDER THE LAWS OF THE STATE OF DELAWARE) APPLICABLE TO THE ELECTION OR REMOVAL OF DIRECTORS ARE APPLICABLE, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

Section 5.5             Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.3, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 5.6             Specific Performance.  The parties to this Agreement each acknowledge that each party would not have an adequate remedy at law for money damages in the event that any of the covenants hereunder have not been performed in accordance with their terms, and therefore agree that each other party hereto shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such Party may be entitled.  Each of the Parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 5.7             Waiver of Jury Trial.  The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

Section 5.8             Binding Effect; Persons Benefiting; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  Without the prior written consent of the other party hereto, this Agreement may not be assigned by either party hereto and any purported assignment made without such consent shall be null and void.

Section 5.9             Counterparts.  This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

Section 5.10           Entire Agreement.  This Agreement, including the Schedules, Exhibits, Annexes, certificates and lists referred to herein, any documents executed by the Parties simultaneously herewith or pursuant thereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the Parties with respect to such subject matter (including without limitation, the Original Agreement).  Each of the Company and Bounty hereby agrees, approves and consents, by its signature hereto, that the Original Agreement be, and hereby is, amended and restated in its entirety to read as set forth herein.

Section 5.11           Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.12           Amendments and Waivers.  This Agreement may not be amended, altered or modified except by written instrument executed by each Investor and the Company and approved by a majority of the Independent Directors then serving on the Board (whether at a meeting of the Board or any committee thereof, or in writing); provided, however, that this Agreement may be amended without the consent of an Investor if the Investor Shares Beneficially Owned by such Investor represent less than five percent (5%) of the Outstanding Stock (after giving effect to any Cure Purchase hereunder), except that Section 3.5(c) and Section 4.1 may not be so amended in a manner that adversely affects such Investor without such Investor’s consent.  The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 5.13           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 5.14           Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each such party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

DEERFIELD CAPITAL CORP.

By:
	Name:	Jonathan Trutter
	Title:	Chief Executive Officer

BOUNTY:

BOUNTY INVESTMENTS, LLC

By:
	Name:	Andrew Intrater
	Title:	Chief Executive Officer

CIFC PARENT:

CIFC PARENT HOLDINGS LLC

By:
	Name:	Peter Gleysteen
	Title:	Chief Executive Officer

Signature Page to Amended and Restated Stockholders Agreement